Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2017 Financial Results

LEAWOOD, KANSAS, USA - April 25, 2017 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2017 financial results.

Euronet reports the following consolidated results for the first quarter 2017 compared with the same period of 2016:

•	Revenues of $473.4 million, an 8% increase from $437.9 million (10% increase on a constant currency(1) basis).

•	Operating income of $41.3 million, a 1% decrease from $41.9 million (essentially flat on a constant currency basis).

•	Adjusted operating income(2) of $42.5 million, a 1% increase from $41.9 million (3% increase on a constant currency basis).

•	Adjusted EBITDA(3) of $67.8 million, a 4% increase from $64.9 million (7% increase on a constant currency basis).

•	Net income attributable to Euronet of $28.1 million or $0.51 diluted earnings per share, compared with net income of $29.1 million or $0.53 diluted earnings per share.

•	Adjusted earnings per share(4) of $0.73, a 6% increase from $0.69.

•	Transactions of 865 million, a 13% increase from 765 million.

Note: Costs related to the proposed MoneyGram transaction are included in Corporate expense and are excluded from adjusted operating income, adjusted EBITDA and adjusted EPS. See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased that we continued to deliver double-digit consolidated constant currency revenue growth in the first quarter," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "Due to the seasonal nature of our business, the first quarter is our lowest quarter because we continue to deploy assets that will produce seasonally stronger results in the second and third quarters. The EFT and Money Transfer segment's businesses started the year with strong revenue growth despite the first quarter being our seasonally lowest quarter and we expect improvements from epay as we move through the year. ATM deployments continued at a nice pace, money transfers remain strong at double-digit growth rates and we continue to add more non-mobile content in epay. All-in-all, we're off to a great start for 2017 and well positioned to deliver another year of double-digit consolidated growth."

Segment and Other Results
The EFT Processing Segment reports the following results for the first quarter 2017 compared with the same period or date in 2016:

•	Revenues of $105.8 million, a 22% increase from $86.6 million (24% increase on a constant currency basis).

•	Operating income of $11.0 million, a 17% decrease from $13.3 million (15% decrease on a constant currency basis).

•	Adjusted EBITDA of $22.8 million, a 3% increase from $22.1 million (5% increase on a constant currency basis).

•	Transactions of 537 million, a 27% increase from 424 million.

•	Operated 35,145 ATMs as of March 31, 2017, a 42% increase from 24,761.

First quarter constant currency revenue and adjusted EBITDA growth was a result of a 42% year-over-year increase in ATMs and a 27% increase in transactions, primarily from Europe, India and the October 2016 acquisition of YourCash. In the first quarter, the EFT segment continued to deliver strong ATM deployment levels, adding 570 high-value ATMs, primarily in Europe and India, 250 low-margin ATMs in India and re-activating 351 ATMs in Europe.

The decline in operating income is the result of anticipated income impacts from the cash demonetization constraints of the India network and higher first quarter operating costs on the recently deployed ATMs, which is more pronounced this year as a result of the increased costs related to the success of deploying approximately 16% more high-value ATMs in 2016 compared to prior years. The impact of these two factors to the first quarter operating income was approximately $4.0 million, without which, adjusted EBITDA would have grown in-line with revenue growth.

For the first quarter, transaction growth outpaced changes in revenue and operating income as a result of a large number of low-value debit card transactions from low-margin processing agreements signed in India.

The epay Segment reports the following results for the first quarter 2017 compared with the same period or date in 2016:

•	Revenues of $164.1 million, a 4% decrease from $170.1 million (1% decrease on a constant currency basis).

•	Operating income of $13.9 million, a 12% decrease from $15.8 million (9% decrease on a constant currency basis).

•	Adjusted EBITDA of $16.4 million, a 13% decrease from $18.9 million (11% decrease on a constant currency basis).

•	Transactions of 308 million, a 4% decrease from 322 million.

•	Point-of-sale ("POS") terminals of approximately 666,000 as of March 31, 2017, a 1% increase from approximately 658,000.

•	Retailer locations of approximately 308,000 as of March 31, 2017, a 2% increase from approximately 301,000.

epay constant currency revenue declines were primarily the result of certain mobile transaction declines, largely offset by increased sales of non-mobile products. Similar to prior years, epay segment first quarter revenues declined year-over-year, largely as a result of declines in the mobile product which is less seasonal throughout the year, while non-mobile products are more heavily weighted to the fourth quarter. Accordingly, the declines in the first quarter are expected to be covered by growth in the non-mobile products as we move through to the fourth quarter.

Operating income and adjusted EBITDA declined at a faster rate than revenue due to favorable expense items in the prior year and increased advertising costs related to certain non-mobile customer campaigns and product launches.

The Money Transfer Segment reports the following results for the first quarter 2017 compared with the same period or date in 2016:

•	Revenues of $204.0 million, a 12% increase from $181.6 million (14% increase on a constant currency basis).

•	Operating income of $26.1 million, a 21% increase from $21.5 million (22% increase on a constant currency basis).

•	Adjusted EBITDA of $33.4 million, a 16% increase from $28.8 million (18% increase on a constant currency basis).

•	Total transactions of 20.7 million, an 11% increase from 18.7 million.

•	Network locations of approximately 321,000 as of March 31, 2017, a 4% increase from approximately 310,000.

Double-digit money transfer revenue, operating income, adjusted EBITDA and transaction growth was driven by growth across all sectors of Ria's business together with continued expansion of the HiFX and XE international payments businesses.

First quarter money transfers grew 12% and non-transfer transactions, such as currency exchange and check cashing, grew 1%, resulting in total transaction growth of 11%.

Corporate and Other reports $9.7 million of expense for the first quarter 2017 compared with $8.7 million for the first quarter 2016. Excluding costs related to the proposed MoneyGram transaction, adjusted operating expense would have been $8.5 million for the first quarter 2017 compared with $8.7 million for the first quarter 2016.

Balance Sheet and Financial Position
Unrestricted cash on hand was $763.6 million as of March 31, 2017, compared to $734.4 million as of December 31, 2016. Cash increased primarily as a result of free cash flows generated from operations offset by cash paid for capital expenditures. Total indebtedness was $604.9 million as of March 31, 2017, compared to $604.2 million as of December 31, 2016.

Guidance
The Company currently expects adjusted earnings per share for the second quarter 2017, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $1.09.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted operating income is defined as operating income excluding expenses related to the potential MoneyGram acquisition.

(3)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation, expenses related to the potential MoneyGram acquisition and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) expenses related to the potential MoneyGram acquisition, g) non-cash interest expense, h) non-cash income tax expense, and i) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 26, 2017, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 35,145 ATMs, approximately 176,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 666,000 POS terminals at approximately 308,000 retailer locations in 35 countries; and a global money transfer network of approximately 321,000 locations serving 146 countries. With corporate headquarters in Leawood, Kansas, USA, and 61 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the recent Brexit vote and economic conditions in specific countries or regions; the effects of demonetization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and

Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2017	December 31,
	(unaudited)	2016

ASSETS
Current assets:
Cash and cash equivalents	$763.6	$734.4
Restricted cash	100.0	77.7
Inventory - PINs and other	44.0	78.1
Trade accounts receivable, net	370.9	503.0
Prepaid expenses and other current assets	166.7	191.8

Total current assets	1,445.2	1,585.0

Property and equipment, net	217.9	202.1
Goodwill and acquired intangible assets, net	859.6	855.0
Other assets, net	75.1	70.8

Total assets	$2,597.8	$2,712.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$973.4	$1,143.6
Short-term debt obligations	34.1	35.5

Total current liabilities	1,007.5	1,179.1

Debt obligations, net of current portion	562.2	561.7
Capital lease obligations, net of current portion	8.6	7.0
Deferred income taxes	44.4	44.1
Other long-term liabilities	21.4	20.5

Total liabilities	1,644.1	1,812.4

Equity	953.7	900.5

Total liabilities and equity	$2,597.8	$2,712.9

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenues	$473.4	$437.9

Operating expenses:
Direct operating costs	296.6	271.6
Salaries and benefits	71.9	67.2
Selling, general and administrative	42.0	37.9
Depreciation and amortization	21.6	19.3
Total operating expenses	432.1	396.0
Operating income	41.3	41.9

Other income (expense):
Interest income	1.2	0.5
Interest expense	(7.2)	(6.4)
Foreign currency exchange gain	1.7	2.2
Total other expense, net	(4.3)	(3.7)
Income before income taxes	37.0	38.2

Income tax expense	(9.0)	(9.1)

Net income	28.0	29.1
Net loss attributable to noncontrolling interests	0.1	—
Net income attributable to Euronet Worldwide, Inc.	$28.1	$29.1

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.51	$0.53

Diluted weighted average shares outstanding	54,921,779	54,529,588

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2017

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$28.0

Add: Income tax expense					9.0
Add: Total other expense, net					4.3

Operating income (expense)	$11.0	$13.9	$26.1	$(9.7)	$41.3

Add: Expenses incurred for proposed acquisition of MoneyGram	—	—	—	1.2	1.2
Adjusted operating income (expense) (1)	11.0	13.9	26.1	(8.5)	42.5

Add: Depreciation and amortization	11.8	2.5	7.3	—	21.6
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization, proposed transaction expenses and share-based compensation (Adjusted EBITDA) (2)	$22.8	$16.4	$33.4	$(4.8)	$67.8

	Three months ended March 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$29.1

Add: Income tax expense					9.1
Add: Total other expense, net					3.7

Operating income (expense)	$13.3	$15.8	$21.5	$(8.7)	$41.9

Add: Depreciation and amortization	8.8	3.1	7.3	0.1	19.3
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (2)	$22.1	$18.9	$28.8	$(4.9)	$64.9

(1) Adjusted operating income excludes costs related to the potential acquisition of MoneyGram and is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

(2) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016

Net income attributable to Euronet Worldwide, Inc.	$28.1	$29.1

Foreign currency exchange gain	(1.7)	(2.2)
Intangible asset amortization	6.3	6.4
Share-based compensation	3.7	3.7
Expenses incurred for proposed acquisition of MoneyGram	1.2	—
Income tax effect of above adjustments	(1.6)	(1.9)
Non-cash interest accretion	2.7	2.6
Non-cash GAAP tax expense	1.8	—

Adjusted earnings(1)	$40.5	$37.7

Adjusted earnings per share - diluted(1)	$0.73	$0.69

Diluted weighted average shares outstanding (GAAP)	54,921,779	54,529,588

Effect of unrecognized share-based compensation on diluted shares outstanding	284,102	233,357
Adjusted diluted weighted average shares outstanding	55,205,881	54,762,945

(1) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.